Exhibit 99.1

Brooklyn ImmunoTherapeutics Announces Fourth Quarter and Full Year 2021 Financial Results

SAN DIEGO, APRIL 15, 2022 (GLOBE NEWSWIRE) -- Brooklyn ImmunoTherapeutics, Inc. (Nasdaq:BTX) (“Brooklyn”), a biopharmaceutical company focused on exploring the role that cytokine, gene editing, and cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases, today announced financial results for the fourth quarter and year ended December 31, 2021.

Financial and corporate highlights for the quarter and year months ended December 31, 2021 and subsequently include the following:

Fourth quarter ended December 31, 2021:
•	Appointed Susan McClatchey as Vice President and Head of Quality
•	Named to both the Nasdaq Biotechnology Index and the ICE Biotechnology Index
•	Transitioned from the NYSE American to the Nasdaq Global Market to better align with industry peers

The period January 2021 – September 2021:
•
Appointed Howard J. Federoff, M.D., Ph.D., as Chief Executive Officer and President; Kevin D’Amour, Ph.D. as Chief Scientific Officer; Jay Sial as Chief Administrative Officer and Roger Sidhu, M.D. as Chief Medical Officer

•
Completed the acquisition of Novellus, Inc. (“Novellus”) in July 2021, which developed next-generation engineered mesenchymal stem cell (“MSC”) therapies using patented mRNA-based cell reprogramming and gene editing technologies licensed from Factor Bioscience (“Factor”).

•
Raised over $52 million in net proceeds through equity line sales of common stock for general corporate purposes, including working capital to be used to enhance the development of the mRNA gene editing and cell therapies technology licensed from Factor.

•	Published results of IRX-2 (a human-derived mixed cytokine product) monotherapy in early-stage breast cancer in Breast Cancer Research
•	Acquired an exclusive license for mRNA gene editing and cell therapies technology of Factor Bioscience Limited and Novellus Therapeutics
•	Became a public company pursuant to our merger transaction with NTN Buzztime, Inc. (“NTN”)

Howard Federoff, M.D., Ph.D., Brooklyn’s President and Chief Executive Officer, commented, “2021 was a transformational year for Brooklyn ImmunoTherapeutics. I am proud to be working with our new team of experts and seasoned professionals, Roger Sidhu, M.D., Jay Sial and Kevin D’Amour, Ph.D. Together with our board of directors and scientific advisors, we are committed to our mission to discover, develop and deliver innovative products to patients who need them. We believe that we have created a leading platform company in cell, gene-editing and cytokine therapies, with a broad and deep pipeline. Our accomplishments in 2021 reflect our continued progress towards our vision of transforming patients’ lives through science.

Dr. Federoff continued: “We began 2022 with the launch of our new research and development facilities in San Diego, California. Another sign of our growth is the transfer of our common stock listing from the NYSE American to the Nasdaq Global Market in late 2021, being named to represent the biotech sector as part of the Nasdaq Biotechnology Index (Nasdaq:NBI) and being added to the ICE Biotechnology Index (NYSE:ICEBIO). We believe that our Nasdaq listing better aligns Brooklyn with industry peers, is more in line with the innovation we are pursuing and acknowledges and further validates our approach and technology.”

“We believe that we are well positioned for growth. As we await the readout of our Phase 2b trial for neoadjuvant head and neck cancer with our original asset, IRX-2, during the second quarter of 2022, we continue investigator-driven trials in a number of additional cancer types and look forward to sharing these outcomes as appropriate. I want to thank the team for all of their hard work and commitment and our shareholders, partners and investors for their continued support” concluded Dr. Federoff.

Financial Results
Operating expenses for the three and twelve months ended December 31, 2021 were $9.1 million and $113.6 million, respectively, compared to $21.4 million and $26.5 million of operating expenses for the same periods in 2020.

Research and development expenses were $4.2 million and $93.2 million for the three and twelve months ended December 31, 2021, respectively, compared to $1.7 million and $4.0 million for the same periods in 2020, respectively.  Research and development expenses increased during the fourth quarter primarily due to increased license fees and non-cash stock-based compensation resulting from the issuance of equity awards. Research and development expenses increased for the full year of 2021 due to license fees, non-cash stock-based compensation and $80.5 million of acquired in-process research and development expense related to the Novellus acquisition in July 2021.

General and administrative expenses were $4.4 million and $14.7 million for the three and twelve months ended December 31, 2021, respectively, compared to $0.6 million and $3.3 million during the same periods in 2020.  The quarter-over-quarter and year-over-year increases in general and administrative expense were primarily related to increased legal, accounting and consulting fees, costs associated with being a publicly traded company, increased headcount, increased insurance expense and increased non-cash stock-based compensation.

The change in the fair value of contingent consideration was $0.6 million of expense for the three months ended December 31, 2021 and a credit of $0.2 million for the twelve months ended December 31, 2021 compared to expense of $19.2 million for both the three and twelve months ended December 31, 2020.

The Company recognized transaction costs of $5.8 million during the twelve months ended December 31, 2021 related to the value of shares issued to its banker for the merger transaction with NTN in March 2021, as well as a loss on the subsequent sale of the NTN assets of $9.6 million.

Net loss for the three and twelve months ended December 31, 2021 was $8.5 million and $122.3 million, respectively, compared to a net loss of $21.5 million and $26.5 million for the same period in 2020.

As of December 31, 2021, Brooklyn had approximately $17.0 million in cash, compared to $1.6 million as of December 31, 2020.

About Brooklyn ImmunoTherapeutics
Brooklyn is focused on exploring the role that cytokine, gene editing, and cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases.

Brooklyn’s most advanced program is IRX-2, a human cell-derived cytokine therapy, studying the safety and efficacy of IRX-2 in patients with head and neck cancer in Phase 2B. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications.

Brooklyn has multiple next-generation cell and gene-editing therapies in preclinical development for various indications including acute respiratory distress syndrome, solid tumor indications, as well as in vivo gene-editing therapies for rare genetic diseases. For more information about Brooklyn and its clinical programs, please visit www.BrooklynITx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “believe,” “could,” “estimate,” “expect,” “plan,” “possible,” “potential,” “project,” “will” or other similar words and the negatives of such words. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those stated or implied in any forward-looking statement as a result of various factors, including, but not limited to, uncertainties related to: (i) the evolution of Brooklyn’s business model into a platform company focused on cellular, gene editing and cytokine programs; (ii) Brooklyn’s ability to successfully, cost-effectively and efficiently develop its technology and products; (iii) Brooklyn’s ability to successfully commence clinical trials of any products on a timely basis or at all; (iv) Brooklyn’s ability to successfully fund and manage the growth of its development activities; (v) Brooklyn’s ability to obtain regulatory approvals of its products for commercialization; and (vi) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of Brooklyn, including on the timing and cost of its clinical trials. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this communication speak only as of the date on which they were made, and Brooklyn does not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date hereof, except as required by applicable law.  Factors that may cause Brooklyn's actual results from those expressed or implied in forward-looking statements contained in this press release are more fully disclosed in Brooklyn's periodic public filings with the U.S. Securities and Exchange Commission, particularly under the heading “Risk Factors” in Brooklyn’s Annual Report on Form 10-K for the year ended December 31, 2021.

Investor Relations Contact:
Solebury Trout
917-936-8430
investors@brooklynitx.com

Media Contact:
Michael V. Morabito, Ph.D.
Solebury Trout
917-936-8430
btx@soleburytrout.com

BROOKLYN IMMUNOTHERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amount)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$16,985	$1,630
Accounts receivable	684	-
Prepaid expenses and other current assets	1,097	102
Total current assets	18,766	1,732
Property and equipment,net	670	594
Right-of-use assets - operating leases	2,567	2,093
Goodwill	2,044	2,044
In-process research and development	6,860	6,860
Investment in minority interest	1,000	-
Security deposits and other assets	522	453
Total assets	$32,429	$13,776

LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,755	$1,275
Accrued expenses	1,249	1,051
Loans payable	-	410
PPP loan, current	-	116
Operating lease liabilities, current	426	273
Other current liabilities	247	-
Total current liabilities	3,677	3,125
Contingent consideration	19,930	20,110
Operating lease liabilities, non-current	2,297	1,905
PPP loan, non-current	-	194
Other liabilities	23	23
Total liabilities	25,927	25,357

Stockholders' and members' equity (deficit):
Class A membership units	-	23,202
Class B membership units	-	1,400
Class C membership units	-	1,000
Common units	-	198
Series A preferred stock, $0.005 par value, $156 liquidation preference, 156 shares authorized, issued and outstanding at December 31, 2021; no shares issued and outstanding at December 31, 2020	1	-
Common stock, $0.005 par value, 100,000 shares authorized, 52,021 issued and outstanding at December 31, 2021; no shares issued and outstanding at December 31, 2020.	260	-
Additional paid-in capital	165,944	-
Accumulated deficit	(159,703)	(37,381)
Total stockholders' and members' equity (deficit)	6,502	(11,581)
Total liabilities and stockholders' and members' equity (deficit)	$32,429	$13,776

BROOKLYN IMMUNOTHERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2021	2020	2021	2020

Operating expenses:
Research and development	$4,181	$1,651	$12,705	$3,951
Acquired in-process research and development	-	-	80,538	-
General and administrative	4,354	555	14,724	3,297
Transaction costs	-	-	5,765	-
Change in fair value of contingent consideration	570	19,240	(180)	19,240
Total operating expenses	9,105	21,446	113,552	26,488
Loss from operations	(9,105)	(21,446)	(113,552)	(26,488)
Other expenses:
Loss on sale of NTN assets	-	-	(9,648)	-
Other income (expense), net	647	(12)	899	(43)
Total other expenses, net	647	(12)	(8,749)	(43)
Loss before income taxes	(8,458)	(21,458)	(122,301)	(26,531)
Provision for income taxes	(5)	-	(5)	-
Net loss	(8,463)	(21,458)	(122,306)	(26,531)
Series A preferred stock dividend	(8)	-	(16)	-
Net loss attributable to common stockholders	$(8,471)	$(21,458)	$(122,322)	$(26,531)
Net loss per common share - basic and diluted	$(0.16)	$(1.22)	$(2.82)	$(1.51)
Weighted average shares outstanding - basic and diluted	52,039	17,639	43,306	17,588

BROOKLYN IMMUNOTHERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For years ended December 31,
	2021	2020
Cash flows used in operating activities:
Net loss	$(122,306)	$(26,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	117	98
Stock-based compensation	5,235	91
Amortization of right-to-use asset	342	-
Transaction costs - shares to Financial Advisor	5,765	-
Loss on sale of NTN assets	9,648	-
Loss on disposal of fixed assets	13	-
Gain on forgiveness of PPP loan	(310)	-
Acquired in-process research and development	80,538	-
Change in fair value of contingent consideration	(180)	19,240
Changes in operating assets and liabilities:
Account receivable	(659)	-
Prepaid expenses and other current assets	(850)	(16)
Security deposits and other non-current assets	(34)	(90)
Accounts payable and accrued expenses	(485)	(930)
Operating lease liability	(322)	12
Other liabilities	-	25
Net cash used in operating activities	(23,488)	(8,101)
Cash flows used in investing activities:
Purchase of property and equipment	(154)	(39)
Purchase of NTN, net of cash acquired	147	-
Purchase of Novellus, net of common stock issued and cash acquired	(22,854)	-
Proceeds from the sale of NTN assets, net of cash disposed	119	-
Net cash used in investing activities	(22,742)	(39)
Cash flows provided by financing activities:
Net proceeds of common stock issued to Lincoln Park	52,025	-
Proceeds from sale of members' equity	10,500	4,359
Proceeds from the exercise of stock options	10	-
Proceeds from loans payable	-	310
Repayment of NTN's PPP loan	(532)	-
Principal payments on notes payable	(410)	-
Dividends paid to Series A preferred shareholders	(8)	-
Net cash provided by financing activities	61,585	4,669
Net increase (decrease) in cash and cash equivalents	15,355	(3,471)
Cash and cash equivalents at beginning of period	1,630	5,101
Cash and cash equivalents at end of period	$16,985	$1,630